EXHIBIT 1

                              SANVILLE & COMPANY
                        Certified Public Accountants
                             1514 Old York Road
                             Abington, PA  19001

                               (215) 884-8460

              Report of Independent Registered Public Accounting Firm

To the Board of Directors of
  MH Elite Portfolio of Funds, Inc. -
       MH Elite Fund of Funds and MH Elite Small Cap Fund of Funds

We have examined management's assertion, included in the accompanying Management Statement Regarding compliance with Certain Provisions of the Investment Company Act of 1940 that MH Elite Portfolio of Funds, Inc. -
MH Elite Fund of Funds and MH Elite Small Cap Fund of Funds (the Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ('the Act') as of October 31, 2004. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with the standards of the Public
Company Accounting Oversight Board (PCAOB) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 2004, and with respect to agreement of security purchases and sales, for the period from July 1, 2004 through October 31, 2004:

-  Confirmation of all securities held by other mutual funds in book entry form
- Reconciliation of all such securities to the books and records of the Company and Custodian
- Agreement of seven security purchases and eight security sales during the period from July 1, 2004 through October 31, 2004, the period since our last report from the books and records of the Company to broker confirmations

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2004 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the MH Elite Portfolio of Funds, Inc. -
MH Elite Fund of Funds and MH Elite Small Cap Fund of Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Abington, Pennsylvania                            /s/ Sanville & Company
November 23, 2004                                 Certified Public Accountants